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                                                          EXHIBIT 7.2
                               MEREDITH PARTNERS
      3000 Sand Hill Road . Building One Suite 100 . Menlo Park, CA 94025
       Tel 415-854-5477 . FAX 415-854-2250 . HTTP://WWW.MEREDITHPTRS.COM

                                May 6, 1997

Massachusetts Bay Transportation
 Authority Retirement Fund
c/o Mr. John J. Gallahue
99 Summer Street - 17th Floor
Boston, MA 02110

Re:  Meridian Point Realty Trust VIII

Ladies and Gentlemen:

          This letter agreement will amend the existing agreement between us (the "Existing Agreement") by letter dated March 21, 1997 from Meredith Partners to you:

     1. The purchase price for the Shares (this and any other capitalized term used herein and not otherwise defined have the meaning specified in the Existing Agreement) shall be $7.90 per share, for a total of $9,350,092.40 or higher per share if another significant shareholder sells their shares to Meredith Partners in which case we will pay you at the same rate per share as we paid to such other significant shareholder on June 11, 1997.

     2. Meredith Partners hereby notifies MBTA that it is satisfied with the results of their "due diligence" in Paragraph 3 of the Existing Agreement, and the $50,000.00 deposit with Chicago Title Insurance Company becomes non-refundable.

     3. The date of May 20, 1997 in paragraph 4 of the Existing Agreement is extended to June 11, 1997 for closing.

     4. Unless the Existing Agreement, as modified hereby (and by any subsequent amendments), is no longer in effect, your agree to give us your proxy to vote the Shares at the Company's next annual meeting.

     Except as modified above, our Existing Agreement remains in full force and effect.

                              Sincerely,

                              /s/ Allen K. Meredith
                              ---------------------
                              Allen K. Meredith
                              President & CEO

(Continued on Page 2)
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                                      -2-


We agree to the foregoing.

Massachusetts Bay Transportation
    Authority Retirement Fund


By   /s/ John J. Gallahue Jr.
     ------------------------

Name   John J. Gallahue Jr.
       --------------------

Date  5/6/97